As filed with the Securities and Exchange Commission on November 15, 2019

Registration No. 333-234172

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

To

Form F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THERATECHNOLOGIES INC.

(Exact name of Registrant as specified in its charter)

Québec, Canada	2834	98-0618426
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if any)

2015 Peel Street, Suite 1100

Montreal, Québec H3A 1T8

Canada

(514) 336-7800

(Address and telephone number of Registrant’s principal executive offices)

PUGLISI & ASSOCIATES

850 Library Ave., Suite 204

Newark, DE 19711

(302) 738-6680

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Sébastien Bellefleur Fasken Martineau DuMoulin LLP 800 Victoria Square, Suite 3700 P.O. Box 242, Montreal, Québec H4Z 1E9 Canada (514) 397-7445	Jocelyn Lafond Vice President, Legal Affairs, and Corporate Secretary Theratechnologies Inc. 2015 Peel Street, Suite 1100 Montreal, Québec H3A 1T8 Canada (514) 336-7800	Martin Glass Jenner & Block LLP 919 Third Avenue New York, NY 10022 USA (212) 891-1672

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

Province of Québec, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☒	at some future date (check appropriate box below)

	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).

	2.	☐

pursuant to Rule 467(b) on (    ) at (    ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (    ).

	3.	☒

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☒

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This preliminary short form prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any U.S. state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such U.S. state.

New Issue	November 15, 2019

SHORT FORM BASE SHELF PROSPECTUS

THERATECHNOLOGIES INC.

US$150,000,000

Common Shares

Preferred Shares

Subscription Receipts

Warrants

Debt Securities

Units

We may, from time to time, during the 25-month period that this short form base shelf prospectus, including any amendments thereto (the “Prospectus”), remains valid, offer for sale up to US$150,000,000 (or the equivalent in other currencies or currency units determined at the time of issue) of: (i) common shares (“Common Shares”); (ii) preferred shares (“Preferred Shares”) issuable in one or more series; (iii) subscription receipts (“Subscription Receipts”); (iv) warrants (“Warrants”); (v) senior or subordinated secured or unsecured debt securities (“Debt Securities”); and (vi) units comprised of one or more of the other securities described in this Prospectus (“Units” and together with the Common Shares, Preferred Shares, Subscription Receipts, Warrants and Debt Securities, the “Securities”).

We are permitted, pursuant to the multi-jurisdictional disclosure system adopted by the United States and Canada (the “MJDS”), to prepare this Prospectus in accordance with Canadian disclosure requirements. Purchasers of Securities in the United States should be aware that such requirements are different from those of the United States. Our financial statements incorporated herein by reference have been prepared under International Financial Reporting Standards (“IFRS”) as adopted by the International Accounting Standards Board and they are subject to Canadian auditing and auditor independence standards. As a result, they may not be comparable to the financial statements of U.S. companies.

Prospective purchasers of Securities should be aware that the acquisition of the Securities described herein may have tax consequences both in the United States and Canada. Such consequences for prospective purchasers of Securities who are residents in, or citizens of, the United States or Canada may not be fully described herein. Prospective purchasers of Securities should read the tax discussion contained in any applicable Prospectus Supplement (as defined below) with respect to a particular offering of Securities.

The ability of a purchaser of Securities to enforce civil liabilities under United States federal securities laws may be affected adversely by the fact that we are incorporated under the federal laws of Canada, a number of our directors and officers and most of the experts named in this Prospectus are residents of Canada, and a substantial portion of our assets and all or a significant portion of the assets of those persons are located outside of the United States. See “Enforceability of Civil Liabilities by U.S. Investors”.

An investment in Securities involves significant risks that should be carefully considered by prospective purchasers before purchasing Securities. The risks outlined in this Prospectus and in the documents incorporated by reference herein, including the applicable Prospectus Supplement, should be carefully reviewed and considered by prospective purchasers in connection with any investment in Securities. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission or Canadian securities regulator has approved or disapproved the Securities offered hereby or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offence.

We may offer Securities in such amount as we may determine in light of market conditions and other factors that we deem relevant. The specific variable terms of any offering of Securities will be set out in one or more prospectus supplements (each, a “Prospectus Supplement”) to this Prospectus including without limitation: (i) in the case of Common Shares, the number of Common Shares offered, the issue price (in the event the offering is a fixed price distribution), the manner of determining the issue price (in the event the offering is a non-fixed price distribution) and any other terms specific to the Common Shares being offered; (ii) in the case of Preferred Shares, the series, the number of Preferred Shares offered, the issue price (in the event the offering is a fixed price distribution), the manner of determining the issue price (in the event the offering is a non-fixed price distribution), any dividend rate and the related dividend payment dates, any terms for redemption at our option or at the option of the holder, any exchange or conversion terms and any other terms specific to the Preferred Shares being offered; (iii) in the case of Subscription Receipts, the number of Subscription Receipts offered, the issue price, the terms, conditions and procedures for the exchange of the Subscription Receipts, the amount and type of securities that holders thereof will receive upon exchange thereof and any other terms specific to the Subscription Receipts being offered; (iv) in the case of Warrants, the number of Warrants offered, the issue price, the terms, conditions and procedures for the exercise of the Warrants, the amount and type of securities that holders thereof will receive upon exercise thereof and any other terms specific to the Warrants being offered; (v) in the case of Debt Securities, the specific designation, the aggregate principal amount, the currency or the currency unit in which the Debt Securities will be issued, the maturity date, interest provisions (if applicable), authorized denominations, the offering price, covenants, events of default, any terms for redemption at our option or at the option of the holder, any sinking fund provisions, any exchange or conversion terms, whether payment on the Debt Securities will be senior or subordinated to our other indebtedness, whether the Debt Securities will be secured or unsecured and any other terms specific to the Debt Securities being offered; and (vi) in the case of Units, the designation and terms of the Units and of the Securities comprising the Units and any other terms specific to the Units being offered. The Securities may be offered separately or together in any combination (including in the form of Units). A Prospectus Supplement may include specific variable terms pertaining to the Securities that are not within the parameters described in this Prospectus.

Information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to such Securities will be included in the Prospectus Supplement describing such Securities.

Our Common Shares are listed and posted for trading on the Toronto Stock Exchange (“TSX”) and on the NASDAQ Stock Market (“NASDAQ”) under the symbol “TH” and “THTX”, respectively. Our 5.75% convertible unsecured senior notes due June 30, 2023 (the “5.75% Notes”) are listed and posted for trading on the TSX under the symbol “TH.DB.U”. On November 14, 2019, being the last trading day prior to the date of this Prospectus, the closing price of the Common Shares and the 5.75% Notes on the TSX was Cdn$4.82 and US$85.00, respectively, and the closing price of the Common Shares on the NASDAQ was US$3.63.

ii

Unless a Prospectus Supplement provides otherwise, any offering of Preferred Shares, Subscription Receipts, Warrants, Debt Securities or Units will be a new issue of Securities with no established trading market and, accordingly, such Securities will not be listed on any securities or stock exchange or on any automated dealer quotation system. There is no market through which the Preferred Shares, Subscription Receipts, Warrants, Debt Securities (other than the 5.75% Notes) or Units may be sold and purchasers may not be able to resell any such Securities purchased under this Prospectus or any Prospectus Supplement. This may affect the pricing of such Securities in the secondary market (if any), the transparency and availability of trading prices (if any), the liquidity of such Securities, and the extent of issuer regulation. See “Risk Factors”.

We may sell the Securities to underwriters or dealers purchasing as principal, directly to one or more purchasers pursuant to applicable statutory exemptions, or through underwriters, dealers or agents. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent engaged by us in connection with the offering and sale of such Securities, and will set out the terms of the offering of such Securities, the method of distribution of such Securities, including, to the extent applicable, the proceeds to us, and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution.

Securities may be sold from time to time in one or more transactions at a fixed price or prices or at non-fixed prices. If offered on a non-fixed price basis, Securities may be offered at market prices prevailing at the time of sale, at prices determined by reference to the prevailing price of a specified security in a specified market or at prices to be negotiated with purchasers, which prices may vary as between purchasers and during the period of distribution of the Securities.

To the extent permitted by applicable law, in connection with any underwritten offering of Securities, other than transactions that are deemed to be “at-the-market distributions” in accordance with National Instrument 44-102 – Shelf Distributions, the underwriters or dealers, as the case may be, may over-allot or effect transactions intended to fix or stabilize the market price of the Common Shares at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”.

No underwriter, dealer or agent in Canada or the United States has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

This Prospectus does not qualify for issuance Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including, for example, an equity or debt security, a statistical measure of economic or financial performance including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items.

The offering of Securities may be subject to approval of certain legal matters on our behalf by Fasken Martineau DuMoulin LLP with respect to Canadian legal matters, and Jenner & Block LLP with respect to United States legal matters.

Ms. Sheila Frame, one of our directors, resides outside of Canada and has appointed the Corporation, 2015 Peel Street, Suite 1100, Montreal, Québec, Canada, H3A 1T8, as agent for services of process. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person that resides outside of Canada, even if the person has appointed an agent for services of process in Canada.

Our head office and principal place of business are located at 2015 Peel Street, Suite 1100, Montreal, Québec, Canada, H3A 1T8.

iii

ABOUT THIS PROSPECTUS

In this Prospectus and in any Prospectus Supplement, unless otherwise specified or the context otherwise requires, “$”, “Cdn$” or “Canadian dollars” means lawful currency of Canada and “United States dollars” or “US$” means lawful currency of the United States.

Unless otherwise indicated or the context otherwise requires, all references in this Prospectus and any Prospectus Supplement to “Theratechnologies”, the “Corporation”, “we”, “us”, and “our” mean Theratechnologies Inc. and its consolidated subsidiaries.

This Prospectus provides a general description of the Securities that we may offer. Each time we offer and sell Securities under this Prospectus, we will provide prospective purchasers of such Securities with a Prospectus Supplement that will contain specific information about the terms of that offering of Securities. The Prospectus Supplement may also add, update or change information contained in this Prospectus. Before investing in any Securities, prospective purchasers of Securities should read both this Prospectus and any applicable Prospectus Supplement together with additional information described below under “Documents Incorporated by Reference”.

This Prospectus does not contain all of the information set out in the Corporation’s registration statement on Form F-10 (the “Registration Statement”), certain parts of which are omitted in accordance with the rules and regulations of the SEC. You should refer to the Registration Statement and the exhibits to the Registration Statement for further information with respect to us and the Securities.

Information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be made available together with this Prospectus.

Prospective purchasers of Securities should rely only on the information contained in or incorporated by reference in this Prospectus or an applicable Prospectus Supplement and on the other information included in the Registration Statement of which this Prospectus forms a part. We have not authorized anyone to provide prospective purchasers of Securities with different or additional information. We are not making an offer to sell these Securities in any jurisdiction where the offer or sale is not permitted by law. Prospective purchasers of Securities should not assume that the information in this Prospectus, any applicable Prospectus Supplement or any documents incorporated by reference is accurate as of any date other than the respective dates of those documents, as our business, results of operations, financial condition and prospects may have changed since those dates. This Prospectus should not be used by anyone for any purpose other than in connection with an offering of Securities as described in one or more Prospectus Supplements. The Corporation does not undertake to update the information contained or incorporated by reference herein, including any Prospectus Supplement, except as required by applicable securities laws.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in each of the Provinces of Canada, which have also been filed with, or furnished to, the SEC in the United States. Copies of the documents incorporated herein by reference may be obtained on request without charge from our corporate secretary at 2015 Peel Street, Suite 1100, Montreal, Québec, Canada, H3A 1T8, telephone: (514) 336-7800 and are also available electronically at www.sedar.com and in the United States through the SEC’s website at www.sec.gov.

The following documents filed with securities commissions or similar authorities in each of the Provinces of Canada in which this Prospectus has been filed are incorporated by reference into and form an integral part of this Prospectus:

(a)	the management proxy circular of the Corporation dated April 12, 2019 for the annual meeting of shareholders held on May 15, 2019;

(b)	the annual information form of the Corporation dated February 20, 2019 in respect of the fiscal year ended November 30, 2018 (the “AIF”);

(c)

the audited comparative consolidated annual financial statements of the Corporation for the fiscal years ended November 30, 2018 and 2017, together with the notes thereto and the auditors’ report thereon as refiled on September 27, 2019 (the “Annual Financial Statements”);

(d)	the management’s discussion and analysis of the Corporation for the fiscal year ended November 30, 2018 (the “Annual MD&A”);

(e)

the unaudited interim consolidated financial statements of the Corporation for the three and nine month periods ended August 31, 2019 and 2018 and as at December 1, 2017, together with the notes thereto (the “Third Quarter Financial Statements”);

(f)	the management’s discussion and analysis of the Corporation for the nine-month period ended August 31, 2019 (the “Third Quarter MD&A”); and

(g)	the material change report dated September 26, 2019 regarding the approval of Trogarzo® by the European Commission (the “EC”) in the European Union.

Any document of the type referred to in Section 11.1 of Form 44-101F1 of National Instrument 44-101 – Prospectus Distributions and all Prospectus Supplements (only in respect of the offering of Securities to which that particular Prospectus Supplement relates) subsequently filed by us with the securities commissions or similar regulatory authorities in the relevant provinces of Canada after the date of this Prospectus and prior to the termination of the offering of any Securities under any Prospectus Supplement shall be deemed to be incorporated by reference into this Prospectus. In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) that is filed with or furnished to the SEC after the date of the Prospectus, such document or information shall be deemed to be incorporated by reference as an exhibit to the Registration Statement of which the Prospectus forms a part. In addition, we may incorporate by reference into the Prospectus, or the Registration Statement of which it forms a part, other information from documents that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), if and to the extent expressly provided therein.

Upon a new annual information form and related annual financial statements and management’s discussion and analysis being filed by us with, and where required, accepted by, the applicable securities regulatory authorities during the currency of this Prospectus, the previous annual information form and all annual financial statements, interim financial statements, accompanying management’s discussion and analysis, and material change reports filed prior to the commencement of our financial year in which the new annual information form is filed shall be deemed to no longer be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon interim financial statements and the accompanying management’s discussion and analysis being filed by us with the applicable securities regulatory authorities during the currency of this Prospectus, all interim financial statements and the accompanying management’s discussion and analysis filed prior to the new interim financial statements shall be deemed to no longer be incorporated in this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon a new management information circular relating to an annual meeting of shareholders being filed by us with the applicable securities regulatory authorities during the currency of this Prospectus, the management information circular for the preceding annual meeting of shareholders shall be deemed to no longer be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus.

Any statement contained in this Prospectus or in a document (or part thereof) incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set out in the document or statement that it modifies or supersedes. The making of a modifying or superseding statement is not to be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to be incorporated by reference herein or to constitute a part of this Prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus, including certain documents incorporated by reference in this Prospectus, contains forward-looking statements and forward-looking information (collectively, the “forward-looking statements”) within the meaning of applicable securities laws, including the “safe harbour” provisions of Canadian securities legislation and the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are often, but not always, identified by the use of words such as “anticipate”, “believe”, “expect”, “plan”, “intend”, “forecast”, “target”, “project”, “guidance”, “may”, “will”, “should”, “could”, “estimate”, “foresee”, “predict”, “potential”, “to its knowledge” or similar words (including negative and grammatical variations thereof) suggesting future outcomes or language suggesting an outlook. Forward-looking statements in this Prospectus and the documents incorporated by reference into this Prospectus include, but are not limited to statements pertaining to: the terms of the Securities to be issued and the description thereof in the applicable Prospectus Supplement; the use of proceeds from any offering of Securities; the availability of a trading market for the Securities; our expectations regarding the commercialization of EGRIFTA®, EGRIFTA SVTM and Trogarzo®; our ability and capacity to grow the sales of EGRIFTA®, EGRIFTA SVTM and Trogarzo® successfully in the United States; the market acceptance of EGRIFTA SVTM in the United States; the market acceptance of Trogarzo® in the European Union; our capacity to meet supply and demand for our products; the continuation of our collaborations and other significant agreements with our existing commercial partners and third-party suppliers and our ability to establish and maintain additional collaboration agreements; our success in continuing seeking and in maintaining reimbursement for EGRIFTA®, EGRIFTA SVTM and Trogarzo® by third-party payors in the United States; the success and pricing of other competing drugs or therapies that are or may become available; our ability to maintain intellectual property rights in EGRIFTA® and tesamorelin; our ability to develop and protect new intellectual property; our ability and capacity to launch Trogarzo® in countries of the European Union; our success in obtaining reimbursement for Trogarzo® in countries of the European Union; our capacity to develop and obtain approval for the treatment of NASH in HIV-infected patients and in the non-HIV population; our capacity to develop our oncology peptides and obtain positive results therefrom; our capacity to acquire or in-license new products and/or compounds; our expectations regarding our financial performance, including revenues, expenses, gross margins, profitability, liquidity, capital expenditures and income taxes; and our estimates regarding our capital requirements.

This information involves known or unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. In addition, this Prospectus and the documents incorporated by reference herein may contain forward-looking statements attributed to third party industry sources. Undue reliance should not be placed on these forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. See also “Forward-Looking Statements” in the AIF and “Forward-Looking Information” in the Annual MD&A and the Third Quarter MD&A, which are incorporated by reference into this Prospectus and which are available at www.sedar.com and through the SEC’s website at www.sec.gov for further information with respect to forward-looking statements.

Some of the risks and other factors which could cause actual results to differ materially from those expressed in the forward-looking statements contained in this Prospectus and in certain documents incorporated by reference herein include, but are not limited to: untoward side effects resulting from the long-term use of our products; product recalls, manufacturing issues resulting in product shortage; decreased sales of our products; non acceptance by the marketplace of EGRIFTA SVTM in the United States and of Trogarzo® in the European Union; difficulties in obtaining a commercially reasonable price for Trogarzo® from national authorities in Europe as well as reimbursement in the European countries where we intend to commercialize Trogarzo®; litigation with third parties regarding our intellectual property; litigation with our third-party suppliers; negative results from the development of a new formulation of EGRIFTA® or non-approval from regulatory agencies of such new formulation; failure to complete our research and development programs in NASH for HIV-infected patients, in the non-HIV population and in oncology as a result of our incapacity to recruit enough patients or because of negative results; rejection by regulatory agencies of our clinical development plans, including in NASH and oncology; lack of financial resources to fund our business plan; delays due to unforeseen events; negative operating cash flow and the other factors described under “Risk Factors” in this Prospectus, and under “Risks and Uncertainties” in the AIF and the Annual MD&A, which are incorporated by reference herein, and described in other filings made by the Corporation with Canadian securities regulatory authorities.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks that predictions, forecasts, projections and other forward-looking statements will not be achieved. The factors listed above should be considered carefully and we caution prospective purchasers of Securities not to place undue reliance on these statements as a number of important factors could cause the actual results to differ materially from the beliefs, plans, objectives, expectations and anticipations, estimates and intentions expressed in such forward-looking statements. Further information regarding these factors may be found under the heading “Risk Factors” in this Prospectus, and under “Risks and Uncertainties” in the AIF and the Annual MD&A, and in our most recent news releases.

Prospective purchasers of Securities are cautioned that the foregoing list of factors that may affect future results is not exhaustive. When relying on our forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. No assurance can be given that the expectations reflected in the forward-looking statements contained in this Prospectus will prove to be correct. Furthermore, the forward-looking statements contained in this Prospectus are made as of the date of this document and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. The forward-looking statements contained in this Prospectus, including the documents incorporated by reference herein, are expressly qualified by this cautionary statement.

ADDITIONAL INFORMATION

We have filed with the SEC a Registration Statement under the United States Securities Act of 1933, as amended (the “1933 Act”) with respect to the Securities of which this Prospectus forms a part. This Prospectus does not contain all of the information set out in the Registration Statement. For further information about us and the Securities, we advise United States prospective purchasers of Securities to refer to the Registration Statement and its exhibits. See “Documents Filed as Part of the Registration Statement.”

We are subject to the information requirements of the Exchange Act and applicable Canadian securities legislation, and in accordance with those requirements, we file and furnish reports and other information with the SEC and with the securities regulatory authorities of the provinces of Canada. Under the MJDS, we generally may prepare these reports and other information in accordance with the disclosure requirements of Canada. These requirements are different from those of the United States. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers and directors, and our principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies.

The reports and other information filed and furnished by us with the SEC may be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Copies of the same documents can also be obtained from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a website (www.sec.gov) that makes available reports and other information that we file electronically with it, including the Registration Statement that we have filed with respect to the Securities.

Copies of reports, statements and other information that we file with the Canadian provincial securities regulatory authorities are electronically available under the Corporation’s profile at www.sedar.com.

ENFORCEABILITY OF CIVIL LIABILITIES BY U.S. INVESTORS

We are a corporation incorporated under, and governed by, the Business Corporations Act (Québec) (the “QBCA”). All but one of our directors, and all of our officers, and most of the experts named in this Prospectus, including the documents incorporated by reference herein, are residents of Canada or otherwise reside outside the United States, and a substantial portion of their assets and our assets, are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for holders of Securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. There may be doubt as to the enforceability, in original actions in Canadian courts, of liabilities predicated upon the United States federal or state securities laws or other laws of the United States and as to the enforceability in Canadian courts of the judgments of United States courts obtained in actions predicated upon the civil liability provisions of United States federal or state securities laws or other laws of the United States.

We filed with the SEC, concurrently with the Registration Statement, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed Puglisi & Associates, 850 Library Avenue, Newark, DE, 19711, as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving us in a United States court arising out of or related to or concerning the offering of Securities under this Prospectus and any Prospectus Supplement.

MARKET AND INDUSTRY DATA

Market data and certain industry statistics used in this Prospectus or the documents incorporated herein by reference were obtained from internal surveys, market research, publicly available information and industry publications. External industry sources and publications generally state that the information contained therein has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. Similarly, internal surveys and industry and market data, while believed to be reliable, have not been independently verified, and we do not make any representation as to the accuracy or completeness of such information. While we are not aware of any misstatements regarding any industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Forward-Looking Statements” and “Risk Factors” in this Prospectus.

NON-IFRS MEASURES

The information presented in this Prospectus, including certain documents incorporated by reference herein, includes measures that are not determined in accordance with IFRS or U.S. generally accepted accounting principles (“U.S. GAAP”) including the financial measures such as “Adjusted EBITDA”, that are used by us as indicators of financial performance. These financial measures do not have standardized meanings prescribed under IFRS or U.S. GAAP and our computation may differ from similarly-named computations as reported by other entities and, accordingly, may not be comparable. These financial measures should not be considered as an alternative to, or more meaningful than, measures of financial performance as determined in accordance with IFRS or U.S. GAAP as an indicator of performance. We believe these measures may be useful supplemental information to assist investors in assessing our operational performance from one period to the next without the variation caused by certain adjustments that could potentially distort the analysis of trends in our business, and because we believe it provides meaningful information on our financial condition and operating results. The non-IFRS measures also provide investors with insight into our decision making as we use these non-IFRS measures to make financial, strategic and operating decisions.

Because non-IFRS measures do not have a standardized meaning and may differ from similarly-named computations as reported by other entities, securities regulations require that non-IFRS measures be clearly defined and qualified, reconciled with their nearest IFRS measure and given no more prominence than the closest IFRS measure. Such information is presented in the sections dealing with these financial measures in the documents incorporated by reference herein, including our Third Quarter MD&A. See “Documents Incorporated by Reference” above.

Non-IFRS measures are not audited. These non-IFRS measures have important limitations as analytical tools and investors are cautioned not to consider them in isolation or place undue reliance on ratios or percentages calculated using these non-IFRS measures.

PRESENTATION OF FINANCIAL INFORMATION

Unless indicated otherwise, financial information in this Prospectus, including the documents incorporated by reference herein, has been prepared in accordance with IFRS which differs in some significant respects from U.S. GAAP and thus this financial information may not be comparable to the financial statements of U.S. companies.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

We report in United States dollars. Accordingly, all references to “$”, Cdn$” or “Canadian dollars” included or incorporated by reference into this Prospectus refer to Canadian dollar values and all references to “US$” or “United States dollars” are used to indicate United States dollar values.

The following table sets out for each period indicated: (i) the daily exchange rates in effect at the end of the period; (ii) the high and low daily exchange rates during such period; and (iii) the average daily exchange rates for such period, for one United States dollar, expressed in Canadian dollars, as quoted by the Bank of Canada.

	Nine months ended August 31		Year ended November 30
	2019	2018	2018
	Cdn$	Cdn$	Cdn$
Closing	1.3243	1.3055	1.3301
High	1.3642	1.3310	1.3310
Low	1.3038	1.2288	1.2288
Average	1.3312	1.2849	1.2907

The daily exchange rate on November 14, 2019 as reported by the Bank of Canada for the conversion of Canadian dollars into United States dollars was Cdn$1.00 equals US$0.7543 and for the conversion of United States dollars into Canadian dollars was US$1.00 equals Cdn$1.3258.

THE CORPORATION

We were incorporated under Part IA of the Companies Act (Québec) (the “CAQ”), on October 19, 1993 under the name Theratechnologies Inc. We amended our articles on October 20, 1993 by repealing the restrictions applicable to private companies. On December 6, 1993, we again amended our articles to increase the number of directors and to modify our share capital. On March 26, 1997, we further modified our share capital to consist of an unlimited number of common shares and an unlimited number of preferred shares. Finally, on June 21, 2011, we amended our articles to give the power to our directors to appoint a number of additional directors equal to 33.33% of the number of directors elected at the last shareholders meeting preceding any appointment.

On February 14, 2011, the CAQ was abrogated and replaced by the QBCA, and companies governed by Part IA of the CAQ such as us became business corporations governed by the QBCA. Accordingly, we did not have to file articles of continuation or amend our existing corporate articles. The QBCA was applicable immediately without having to complete any formalities.

The following chart illustrates our current corporate structure.

(1)	These are no longer active subsidiaries. We intend to wind-up these subsidiaries into Theratechnologies.

Our head office and principal place of business are located at 2015 Peel Street, Suite 1100, Montreal, Québec, Canada, H3A 1T8.

OUR BUSINESS

We are a commercial-stage biopharmaceutical company addressing unmet medical needs by bringing to market specialized therapies for people with orphan medical conditions, including those living with HIV. Our business strategy is to grow revenues from our existing and future assets in North America and Europe and to develop our portfolio of complementary products, compatible with our expertise in drug development and our commercialisation know-how. Our vision is to grow our business to become a significant player in the pharma industry by making a difference in the lives of patients with special medical needs.

We currently commercialize two products: EGRIFTA®, in the United States and in Canada, and Trogarzo®, in the United States. On September 26, 2019, the EC approved Trogarzo® for commercialization in the European Union. In addition, we are involved in various research and development programs. The table below details our pipeline of products, product candidates and their respective maturity stage:

Commercialized Products

EGRIFTA®

EGRIFTA® (tesamorelin for injection) was approved by the FDA in November 2010 and was launched in the United States in January 2011. EGRIFTA® was also approved by Health Canada in its 1 mg/vial presentation in March 2015 and was launched in Canada in June 2015. COFEPRIS, Mexico’s health agency, also approved EGRIFTA® in its 1 mg/vial presentation in March 2016. EGRIFTA® is currently not commercialized in this country. To our knowledge, EGRIFTA® is currently the only approved therapy for the reduction of excess abdominal fat in HIV-infected patients with lipodystrophy.

EGRIFTA® was first commercialized in the United States by EMD Serono, Inc. (“EMD Serono”) until May 1, 2014 pursuant to a collaboration and licensing agreement entered into by and between us and EMD Serono dated October 28, 2008, as amended from time to time. On May 1, 2014, we began commercializing EGRIFTA® in the United States further to regaining all of the commercialization rights to EGRIFTA® in the United States from EMD Serono pursuant to a transfer and termination agreement dated December 13, 2013 between us and EMD Serono.

In November 2018, the FDA approved a more concentrated formula of EGRIFTA®. This new formulation is four times more concentrated than the current one, requires a lower injection volume using a smaller needle and can be kept at room temperature as opposed to refrigerated. This new formulation of EGRIFTA® will be launched before our fiscal year-end under the name of EGRIFTA SVTM. We intend to gradually replace EGRIFTA® with EGRIFTA SVTM.

In Canada, EGRIFTA® is marketed exclusively by us. No filing with Health Canada seeking the approval of EGRIFTA SVTM has been made.

Trogarzo®

Trogarzo® (ibalizumab-uiyk) injection, was approved by the FDA in March 2018 and was made commercially available in the United States in April 2018. Trogarzo® is under license to us following the execution of an amended and restated distribution and marketing agreement dated March 6, 2017, as amended (the “TaiMed Agreement”), between us and TaiMed Biologics Inc. (“TaiMed”) pursuant to which we acquired the exclusive right to distribute and commercialize ibalizumab in Canada, in the United States, in Europe and in certain other additional countries. On November 5, 2019, we and TaiMed amended some of the terms of the TaiMed Agreement to crystallize our understanding regarding the responsibility of each of the parties thereto in connection, amongst other things, with the delivery, packaging, exporting and importing of Trogarzo® into the European territory.

Trogarzo® is a humanized monoclonal antibody and, in the United States, is indicated for the treatment of human immunodeficiency virus type 1, or HIV-1, infection in heavily treatment-experienced adults with multidrug resistant, or MDR, HIV-1 infection failing their current antiretroviral regimen.

On September 26, 2019, the EC approved Trogarzo® for commercialization in the European Union. In this territory, Trogarzo®, in combination with other antiretroviral(s), is indicated for the treatment of adults infected with multidrug resistant HIV-1 infection for whom it is otherwise not possible to construct a suppressive antiviral regimen.

The commercialization of Trogarzo® in Europe will be done through our wholly-owned subsidiary, Theratechnologies International Limited (“Thera International”). The principal place of business of Thera International is located at 2 Hume Street, Dublin 2, D02 DV24, Ireland. Thera International currently employs seven persons. In addition, three medical science liaison professionals were hired on an exclusive basis through a global contract sales organization.

For further information regarding the commercialization of our products, see the AIF and the other documents incorporated by reference herein.

Research and Development Programs

Trogarzo® IV Slow Push

In March 2019, we announced that the FDA had approved the protocol for the conduct of a clinical study using Trogarzo® in connection with the development of an intravenous (“IV”) slow push mode of administration of Trogarzo®. Under the terms of the TaiMed Agreement, TaiMed is responsible for the development of this new mode of administration. The current mode of administration of Trogarzo calls for dilution in 250 ml of saline and administration over a 30-minute period for the 2000 mg loading dose and thereafter over a 15-minute period for the 800 mg maintenance dose every two weeks. If approved, the IV slow push mode of administration will allow health care practitioners to administer the 800 mg maintenance dose every two weeks by intravenous infusion over a 30-second period. This mode of administration will be easier to prepare for health care practitioners, and reduce administration time, thus making it more convenient for patients.

NASH

In June 2019, we announced that we would pursue the development of tesamorelin using a new formulation in the treatment of non-alcoholic steatohepatitis (“NASH”) in people living with HIV. This decision was made further to the release of data from a study led by Dr. Steve Grinspoon and conducted at the Massachusetts General Hospital and Harvard Medical School with the support of the National Institutes of Health.

Preliminary market research indicates that NASH affects over 100,000 people living with HIV in the United States alone, with a similar patient population in the European Union.

We are also assessing the opportunity to develop tesamorelin for the potential treatment of NASH in the non-HIV population. No timelines have been set to complete this assessment.

We intend to use a new formulation of tesamorelin (“F8”) for the potential treatment of NASH. The F8 is twice as concentrated as the formulation used for EGRIFTA SVTM and is reconstituted once a week, instead of on a daily basis, as with the current formulations. The F8 will also limit the daily injection volume to approximately 0.20 ml as opposed to 0.35 ml for EGRIFTA SVTM . We are currently ascertaining our Phase 3 clinical trial in connection with the development of tesamorelin for this potential indication.

Oncology Platform

In February 2019, we became involved in the development of oncology products as a result of the acquisition of Katana Biopharma Inc. (“Katana”). Katana was wound up into Theratechnologies on May, 21, 2019 and was then dissolved.

As part of the Katana acquisition, we acquired the exclusive right to develop and commercialize a portfolio of peptides aimed at treating various types of cancer. These rights are under license to us pursuant to the terms of an amended and restated exclusive license agreement dated February 25, 2019 (the “License Agreement”) between us and Transfert Plus, L.P. Under the License Agreement, we obtained an exclusive royalty-bearing license to develop, make, have made, sell, offer to sell, distribute, import or otherwise commercialize any drug product issued from the licensed technology. The licensed technology consists in using peptides as a vehicle to specifically deliver existing cytotoxic agents, or other anti-cancer drugs, to sortilin receptors, which are overexpressed on cancer cells. The sortilin receptor is involved in the endocytosis process. This process involves a folding of the cell membrane (cell wall) to allow the internalisation of large particles. Once the anti- cancer drug attached to the peptide is directed to the sortilin receptor, the anti-cancer drug specifically enters the cancer cells, sparing non-cancerous cells. Cytotoxic drugs are known to have very potent anti-cancer activity; however, they cannot distinguish cancer cells from non-cancer cells and induce a number of adverse events. Therefore, the new anti-cancer technology licensed by Theratechnologies should allow for improved efficacy and safety of anti-cancer drugs.

We are still in the pre-clinical development phase of this technology and are pursuing a development program in triple negative breast cancer and in ovarian cancer.

RISK FACTORS

An investment in the Securities is subject to various risks including those risks inherent to our business. Prospective purchasers of Securities should carefully consider the risk factors contained in the documents incorporated by reference in this Prospectus (including subsequently filed documents incorporated herein by reference) including in the risk factors section contained in our most recent AIF and our most recently filed Annual MD&A and those described in any Prospectus Supplement relating to a specific offering of Securities. The risks and uncertainties described therein are not the only ones we face. Additional risks and uncertainties, including those of which we are currently unaware or deem immaterial, may adversely affect our business, financial condition or results of operations. Some of the risk factors described herein and in the documents incorporated by reference herein, including the applicable Prospectus Supplement, are interrelated and, consequently, investors should treat such risk factors as a whole. In addition, the following risk factors relate to the Securities qualified by this Prospectus.

The conduct of research and development activities is risky and results obtained therefrom may not be those anticipated. As a result, there can be no assurance that any research and development plan on a product candidate will result in an approved drug.

Research and development activities are highly risky and the results obtained therefrom may not yield any of the anticipated benefits. The development of a product candidate into a new drug requires the conduct of many tests on animals and humans, all of which must comply with stringent regulation. There can be no assurance that any research and development program designed to develop a new drug, or provide a new treatment, would end up generating positive results leading up to an approved product by a regulatory authority.

The conduct of clinical trials requires the enrolment of patients and difficulties in enrolling patients could delay the conduct of our clinical trials or result in their non-completion.

In connection with the development of a new drug, we must conduct clinical trials. Clinical trials require the enrolment of patients and we may have difficulties enrolling patients for future clinical trials. These difficulties may arise as a result of design protocol, the size of the patient population, the eligibility criteria to participate in the clinical trials, the availability of competing therapies, the patient referral practices of physicians and the availability of clinical trial sites. Difficulty in enrolling patients in connection with the conduct of clinical trials could result in their cancellation or delays in completing them. Once patients are enrolled in a clinical trial, the occurrence of any adverse drug effects or side effects observed during the trial could also result in the clinical trial being cancelled. The cancellation of clinical trials for the foregoing reasons could lead to our forfeiting the development of the product candidate tested in those clinical trials.

There can be no guarantee that the launch of EGRIFTA SVTM in the United States will be successful and that it will result in increased sales of our drug product to treat lipodystrophy.

The successful launch of EGRIFTA SVTM in the United States will depend on our capacity to:

•	Deploy medical and commercial campaigns that will be accepted by healthcare professionals, patients, and third party payors;

•	Obtain and maintain reimbursement coverage for EGRIFTA SVTM by third party payors;

•	Register and keep the registration of EGRIFTA SVTM on U.S. governmental forms as a drug available for purchase in the United States;

•	Meet demand for EGRIFTA SVTM; and

•	Maintain conflict-free relationships with our manufacturer, our distributor and our specialty pharmacies.

If we are unable to successfully launch EGRIFTA SVTM, sales of this product will not contribute to an increase in our revenues and this would have a material adverse effect on our business, prospect, operating results and financial condition.

Significant safety problems may arise with respect to EGRIFTA SVTM which could result in restrictions in EGRIFTA SVTM’s label, product recall or withdrawal of such product from the market, any of which would materially adversely impact our business and our future business prospects.

New safety issues may arise as EGRIFTA SVTM is used over longer periods of time by a wider group of patients, some of whom may be taking numerous other medicines, or may suffer from additional underlying health problems. Such safety issues could include an increase in the severity or frequency of known problems or the discovery of previously unknown problems, and may result in a variety of adverse regulatory actions. Under U.S. laws, the FDA has broad authority over drug manufacturers to compel any number of actions if safety problems arise, including, but not limited to: (i) requiring manufacturers to conduct post-approval clinical studies to assess known risks or signals of serious risks, or to identify unexpected serious risks; (ii) mandating labeling changes to a product based on new safety information; or (iii) requiring manufacturers to implement a risk evaluation mitigation strategy where necessary to assure safe use of the drug. Previously unknown safety problems could also result in product recalls, restrictions on the product’s permissible use, or withdrawal of the product from the United States. If new safety issues are discovered, sales of EGRIFTA SVTM may decrease and result in a material adverse effect on our business, operating results and financial condition.

The development of a vaccine against HIV or of any cure against HIV would have a material adverse effect on our business, operating results and financial condition.

Although there exists no known vaccine and cure of HIV, we are aware that there are research and development activities carried out in order to eradicate this disease. If a vaccine or a cure was found to prevent or cure HIV, sales of our products would be materially adversely impacted and our revenue growth would be hampered. The discovery of any vaccine or cure against HIV would have a material adverse effect on our business, operating results and financial condition.

The effects of Brexit are still unknown to us and it is difficult to assess how it will affect our commercialization plan for Trogarzo® in the United Kingdom, the cost associated with such commercialization and the potential conduct of clinical trials in this country.

The effects of Brexit will depend in part on the adoption of the proposed agreement the United Kingdom (“UK”) made with the European Union with respect to its access to European Union markets either during a transitional period or permanently. However, based on guidance and publications issued by the Medicines and Healthcare Products Regulatory Agency (“MHRA”), in the event there is no agreement between the UK and the European Union, Trogarzo® would be grandfathered and could be commercialized in the UK. However, we will have to incur various costs to keep this authorization valid in the UK through the filings of various documents with the MHRA. In addition, various requirements regarding the UK residency of individuals and entities carrying out pharmacovigilance activities, batch analysis, release of batches, and other similar functions would force us to contract with additional suppliers. We may not be able to negotiate the terms and conditions of such contracts to our advantage or enter into any contract at all. Under both circumstances, our management team will have to spend time not otherwise spent on other projects. Overall, we will incur additional costs that may adversely impact our business, operating results and financial condition.

In addition, there exists uncertainty regarding the acceptability by the MHRA of results obtained from the conduct of clinical trials in European Union’s countries if no UK patients are included in those clinical trials. We are not certain whether clinical trials will need to include patients residing in the UK in order to seek the approval of a product in the UK. If we need to enroll UK patients in our clinical trials in order to be able to present our results to the MHRA if we decide to seek approval in the UK, this may delay the conduct of our clinical trials and require more financial resources, both of which could have a material adverse effect on our business, operating results and financial condition.

We currently obtain over 95% of our revenues from the sale of our products in the United States from one client which also acts as our warehouser and exclusive distributor of our products in this territory. Any material adverse issue such client may incur in connection with the operation of its business may materially adversely affect our business, operating results and financial condition.

Sales of EGRIFTA® and Trogarzo® in the United States are made exclusively by RxCrossroads which also acts as our third-party logistic warehouser and the exclusive distributor of our products in the United States. RxCrossroads purchases our products based on orders it receives from wholesalers or certain specialty pharmacies we have agreements with. Sales of EGRIFTA SVTM will also be handled by RxCrossroads.

We do not have state licensure in the United States to distribute EGRIFTA®, Trogarzo® and EGRIFTA SVTM or any other product we may acquire or in-license and we do not currently intend to pursue applications to obtain the licenses required in order to distribute a drug product in the United States. Our supply chain model is based upon that fact and the distribution of our products in the United States is done through RxCrossroads which currently holds all state licensure required to distribute a drug product in every American state. Although potential alternative third-party service providers have been identified to replace RxCrossroads in the event that it becomes unable to distribute our products, we have not entered into any agreements with them and no assurance can be given that such providers would enter into any agreement with us on terms satisfactory to us.

Our reliance on RxCrossroads as our sole client and our sole distributor could be detrimental to our business, operating results and financial condition if RxCrossroads becomes unable to perform its services under the terms of our agreement in the United States if, for example, the following events were to occur:

•

Violation of laws by RxCrossroads in connection with its warehousing or distribution activities which could entail that RxCrossroads could suspend those activities until it regains compliance with such laws;

•	Loss or non-renewal in due time by RxCrossroads of state licensure;

•	Damages to RxCrossroads facilities and/or its operations due to a natural disaster such as flooding, hurricanes, tornados, power supply failure, fire or earthquake;

•	Corporate restructuring or insolvency of RxCrossroads; or

•	Material disagreements between us and RxCrossroads on the terms and conditions of our agreement.

If securities or industry analysts do not publish research or reports, or publish unfavorable research or reports about our business, the price of our common shares and trading volume may decline.

The trading market for our Common Shares will rely in part on the research and reports that industry or financial analysts publish about us, our business, our markets and our competitors. We do not control these analysts. If securities analysts do not cover our Common Shares, the lack of research coverage may adversely affect the market price of our Common Shares. Furthermore, if one or more of the analysts who do cover us downgrade our Common Shares or if those analysts issue other unfavorable commentary about us or our business, the price of our Common Shares would likely decline. If one or more of these analysts cease coverage of us or fails to regularly publish reports on us, we could lose visibility in the market and interest in our Common Shares could decrease, which in turn could cause our share price or trading volume to decline and may also impair our ability to expand our business with existing customers and attract new customers.

Except with respect to the 5.75% Notes, there is no existing trading market for the Preferred Shares, Subscription Receipts, Warrants, Debt Securities or Units and there can be no assurance that a liquid market will develop or be maintained.

Except with respect to the 5.75% Notes, there is no existing trading market for the Preferred Shares, Subscription Receipts, Warrants, Debt Securities or Units. As a result, there can be no assurance that a liquid market will develop or be maintained for those Securities, or that a purchaser will be able to sell any of those Securities at a particular time (or at all). Except with respect to the 5.75% Notes, the Corporation may not list the Preferred Shares, Subscription Receipts, Warrants, Debt Securities or Units on any Canadian or U.S. securities exchange.

Debt Securities may be unsecured debt of the Corporation.

Debt Securities may be unsecured debt of the Corporation and may rank equally in right of payment with all other existing and future unsecured debt of the Corporation. Unless guaranteed, Debt Securities may be subordinated to all existing and future secured debt of the Corporation to the extent of the assets securing such debt. If the Corporation is involved in any bankruptcy, dissolution, liquidation or reorganization, the secured debt holders would, to the extent of the value of the assets securing the secured debt, be paid before the holders of unsecured Debt Securities. In that event, a holder of unsecured Debt Securities may not be able to recover any principal or interest due to it under such Debt Securities.

Negative Operating Cash Flow

The Corporation had negative operating cash flow for the year ended November 30, 2018 of US$344,000, as well as for the nine-month period ended August 31, 2019 of US$3.1 million. If the Corporation continues to have negative operating cash flow in the future, its finances may need to be allocated to funding this negative operating cash flow. The Corporation may require additional financing to fund its operations to the point where it is generating positive operating cash flows. Continued negative operating cash flow may restrict the Corporation’s ability to pursue its business plan.

Our management will have certain discretion concerning the use of proceeds.

The Corporation’s management will have certain discretion concerning the use of proceeds of an offering under any Prospectus Supplement as well as the timing of the expenditure of the net proceeds thereof. As a result, investors will be relying on the judgment of management as to the specific application of the proceeds of any offering of Securities under any Prospectus Supplement. Management may use the net proceeds of any offering of Securities under any Prospectus Supplement in ways that an investor may not consider desirable. The results and effectiveness of the application of the net proceeds are uncertain.

USE OF PROCEEDS

The net proceeds to be derived from the sale of Securities will be the issue price thereof less any commission paid in connection therewith and the expenses relating to the particular offering of Securities. The net proceeds to us from any offering of Securities, the proposed use of those proceeds and the specific business objectives that we wish to accomplish with such proceeds will be set out in the applicable Prospectus Supplement. There may be circumstances where, on the basis of results obtained or for other sound business reasons, a re-allocation of funds may be necessary or prudent. Accordingly, management of the Corporation will have broad discretion in the application of the proceeds of an offering of Securities. The actual amount that the Corporation spends in connection with each intended use of proceeds may vary significantly from the amounts specified in the applicable Prospectus Supplement and will depend on a number of factors, including those referred to under “Risk Factors” and any other factors set out in the applicable Prospectus Supplement. We may invest funds which we do not immediately use. Such investments may include short-term marketable investment grade securities. Details of any such investment, if applicable, will be set out in the applicable Prospectus Supplement. We may, from time to time, issue securities (including debt securities) other than pursuant to this Prospectus.

During the fiscal year ended November 30, 2018, and for the nine-month period ended August 31, 2019, the Corporation had negative cash flow used from operating activities. As at August 31, 2019, the Corporation’s cash and bonds were approximately US$44.1 million. The average cash-flow used in operating activities for the nine-month period ended August 31, 2019 was at an average of $344,000 per month in the aggregate. Although the Corporation anticipates it will have positive cash flow from operating activities in future periods, there can be no guarantee that this will be the case. To the extent that the Corporation has negative cash flow in any future period, the net proceeds from any sale of Securities may be used, in part, to fund such negative cash flow.

CONSOLIDATED CAPITALIZATION

There have been no material changes in our share and loan capital, on a consolidated basis, since the date of the Third Quarter Financial Statements which have not been disclosed in this Prospectus or the documents incorporated by reference herein.

EARNINGS COVERAGE RATIOS

Earnings coverage ratios will be provided as required in the applicable Prospectus Supplement with respect to the issuance of Debt Securities pursuant to such Prospectus Supplement.

PRIOR SALES

The following table sets out all Common Shares issued by us during the twelve-month period prior to the date of this short form prospectus. Except as set forth in the note to this table, all such issuances were made as a result of the exercise of stock options granted to our directors, officers and employees:

Common Shares

Year	Date	Price per Common Share (Cdn$)	Number of Common Shares
2018	October 5	Cdn$1.80	65,000
2018	October 12	Cdn$1.80	5,000
2018	October 12	Cdn$1.84	10,000
2018	October 18	Cdn$1.80	5,000
2018	October 19	Cdn$1.80	20,000
2018	November 6	Cdn$0.50	62,500
2018	November 6	Cdn$1.80	5,000
2018	November 20	Cdn$2.01	33,333
2018	November 20	Cdn$5.96	13,333
2019	February 25	Cdn$8.00(1)	900
2019	February 26	Cdn$1.80	15,000
2019	February 26	Cdn$2.45	6,666
2019	February 26	Cdn$5.96	1,666
2019	April 17	Cdn$1.80	30,000
2019	April 17	Cdn$1.84	20,000
2019	April 22	Cdn$1.80	1,500

(1)	Issued as partial payment in connection with the acquisition of Katana Biopharma Inc.

The following tables set out all stock options granted by us during the twelve-month period prior to the date of this short form prospectus:

Stock Options

Date	Exercise price per Common Share	Option Expiry Date	Number of Common Shares subject to Options(1)
February 26, 2019	Cdn$8.76	February 26, 2029	318,400
May 17, 2019	Cdn$6.13	May 17, 2029	88,000

(1)	Granted pursuant to our stock option plan.

PRICE RANGE AND TRADING VOLUME

Common Shares

The Common Shares are listed on the TSX and NASDAQ under the trading symbol “TH” and “THTX”, respectively. The following table sets forth certain trading information for the Common Shares for the periods indicated.

	TSX			NASDAQ(2)
Period(1)	High (Cdn$)	Low (Cdn$)	Volume	High (US$)	Low (US$)	Volume
2018
October	9.88	6.72	5,811,400	—	—	—
November	9.35	7.07	3,612,200	—	—	—
December	8.98	7.50	2,976,600	—	—	—

2019
January	9.74	7.35	3,601,000	—	—	—
February	9.35	7.30	4,034,300	—	—	—
March	9.47	6.74	3,685,300	—	—	—
April	8.90	6.56	3,428,200	—	—	—

	TSX			NASDAQ(2)
Period(1)	High (Cdn$)	Low (Cdn$)	Volume	High (US$)	Low (US$)	Volume
May	7.25	5.17	3,439,600	—	—	—
June	7.98	6.16	1,911,200	—	—	—
July	7.07	5.21	1,718,700	—	—	—
August	6.01	4.86	1,353,400	—	—	—
September	6.02	4.89	1,407,300	—	—	—
October	5.80	4.26	1,766,300	4.20	3.25	1,048,043
November (to November 14)	5.40	4.59	482,080	4.07	3.49	362,297

(1)	High and low price based on intraday high and low trading prices. Source for TSX data in the above table is the TSX. Source for NASDAQ data in the above table is Capital IQ.
(2)	Our Common Shares commenced trading on NASDAQ on October 10, 2019.

On November 14, 2019, being the last trading day prior to the date of this Prospectus, the closing price of the Common Shares was Cdn$4.82 on the TSX and US$3.63 on the NASDAQ (as reported by such stock exchanges).

5.75% Notes

The 5.75% Notes are listed on the TSX under the trading symbol “TH.DB.U”. The following table sets forth certain trading information for our 5.75% Notes for the periods indicated as reported by the TSX.

	5.75% Debentures(1)
Period(2)	High (US$)	Low (US$)	Volume (US$)
2018
October	96.01	80.02	448,000
November	92.00	82.00	124,000
December	90.00	76.00	234,000
2019
January	93.01	80.00	266,000
February	90.00	85.99	176,000
March	90.01	87.00	194,000
April	83.00	89.00	1,409,000
May	98.98	88.24	124,000
June	91.00	86.02	52,000
July	90.01	88.00	72,000
August	90.00	82.51	74,000
September	95.00	85.02	97,000
October	90.50	82.50	529,000
November (to November 14)	—	—	—

(1)	Price per US$100.00 principal amount of the 5.75% Notes.
(2)	High and low price based on intraday high and low trading prices. Source for data in the above table is the TSX.

On November 14, 2019, the last trading day prior to the date of this Prospectus, the closing price of the 5.75% Notes on the TSX was US$85.00 (as reported by such stock exchange).

SHARE CAPITAL

The authorized share capital of the Corporation consists of an unlimited number of Common Shares and an unlimited number of Preferred Shares issuable in series of which, as of the date hereof, 76,953,411 Common Shares and no Preferred Shares were issued and outstanding.

DESCRIPTION OF COMMON SHARES

The Common Shares entitle the holders thereof to one vote per share. The holders of the Common Shares are entitled to receive any dividend declared by the Corporation on the Common Shares. Subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation, the holders of the Common Shares are entitled to receive the remaining property of the Corporation upon its dissolution, liquidation or winding-up.

Dividends

We have never declared or paid cash dividends on our Common Shares and do not anticipate paying any cash dividends on our Common Shares in the foreseeable future. We presently intend to retain future earnings, if any, to finance the expansion and growth of our business. Any future determination to pay dividends will be at the discretion of our Board and will depend on our financial condition, results of operations, capital requirements and other factors the board of directors deems relevant. In addition, the terms of any future debt or credit facility may preclude us from paying dividends.

DESCRIPTION OF PREFERRED SHARES

The Preferred Shares may be issued in one or more series, with such rights and conditions as may be determined by resolution of our board of directors (the “Board” or the “Board of Directors”), which shall determine the designation, rights, privileges, conditions and restrictions to be attached to the Preferred Shares of such series. There are no voting rights attached to the Preferred Shares except as prescribed by law. In the event of the liquidation, dissolution or winding-up of the Corporation, or any other distribution of assets of the Corporation among its shareholders, the holders of the Preferred Shares of each series are entitled to receive, in priority over the Common Shares and any other shares ranking junior to the Preferred Shares, any amount payable to them as a result of such liquidation, dissolution or winding-up. The holders of the Preferred Shares of each series are entitled to receive, in priority over the Common Shares and any other shares ranking junior to the Preferred Shares, any accrued cumulative dividend and any declared dividend remaining unpaid at the time of the distribution upon liquidation, dissolution or winding-up of the Corporation. The holders of Preferred Shares of each series are also entitled to such other preferences over the Common Shares and any other shares ranking junior to the Preferred Shares as may be determined as to their respective series authorized to be issued. The Preferred Shares of each series shall be on a parity basis with the Preferred Shares of every other series with respect to payment of dividends and return of capital.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

Subscription Receipts may be offered separately or together with other Securities. As at the date of this Prospectus, the Corporation has no Subscription Receipts outstanding.

Subscription Receipts will be issued under a subscription receipt agreement entered into between us and an escrow agent (the “Escrow Agent”). The applicable Prospectus Supplement will include details of the agreement pursuant to which such Subscription Receipts will be created and issued. Subscription Receipts are a security of ours that will entitle the holders to receive Common Shares or other Securities or combination of Securities upon the satisfaction of certain conditions, typically the completion of an acquisition by us of the assets or securities of another entity. Subsequent to the offering of Subscription Receipts, all or a portion of the subscription proceeds for the Subscription Receipts are held in escrow by the Escrow Agent, pending the satisfaction of the conditions. Holders of Subscription Receipts are not shareholders. Holders of Subscription Receipts are entitled to receive Common Shares or other Securities only upon exchange or conversion of their Subscription Receipts in accordance with the terms thereof or, upon the occurrence of certain events as specified in an applicable Prospectus Supplement, to a return of the subscription price for the Subscription Receipts together with any payments in lieu of interest or other income earned on the subscription proceeds.

The particular terms and provisions of Subscription Receipts offered under any Prospectus Supplement, and the extent to which the general terms and provisions described in this Prospectus may apply to those Subscription Receipts, will be described in the Prospectus Supplement filed in respect of such Subscription Receipts. This description will include, where applicable: (i) the number of Subscription Receipts offered; (ii) the price, including the currency at which the Subscription Receipts will be offered; (iii) the terms, conditions and procedures pursuant to which the holders of Subscription Receipts will become entitled to receive Common Shares or other Securities; (iv) the number of Common Shares or other Securities that may be obtained upon exchange or conversion of each Subscription Receipt; (v) the designation and terms of any other Securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each other Security; (vi) the terms applicable to the gross proceeds from the sale of such Subscription Receipts plus any interest or other income earned thereon; and (vii) any other material terms and conditions of the Subscription Receipts. The terms and provisions of any Subscription Receipts offered under a Prospectus Supplement may differ from the terms described above, and may not be subject to or contain any or all of the terms described above.

The preceding description and any description of Subscription Receipts in the applicable Prospectus Supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the subscription receipt agreement relating to such Subscription Receipts.

Subscription Receipt certificates will be exchangeable for new Subscription Receipt certificates of different denominations at the office indicated in the applicable Prospectus Supplement. In the case of Subscription Receipts which are exchangeable for other securities of the Corporation, the holders will not have any of the rights of holders of the securities issuable upon the exchange of the Subscription Receipts until the issuance of those securities in accordance with the terms of the Subscription Receipts.

DESCRIPTION OF WARRANTS

Warrants may be offered separately or together with other Securities. As at the date of this Prospectus, the Corporation has no Warrants outstanding.

Warrants may be issued under a separate Warrant agreement or indenture. The applicable Prospectus Supplement will include details of the agreement or indenture pursuant to which such Warrants will be created and issued. A copy of any such Warrant agreement or indenture relating to an offering of Warrants will be filed by the Corporation with securities regulatory authorities in Canada after it has been entered into by the Corporation. The following describes the general terms that will apply to any Warrants that may be offered by the Corporation pursuant to this Prospectus. The terms and provisions of any Warrants offered under a Prospectus Supplement may differ from the terms described below, and may not be subject to or contain any or all of the terms described below.

The particular terms and provisions of the Warrants offered under any Prospectus Supplement, and the extent to which the general terms of the Warrants described in this Prospectus may apply to those Warrants, will be described in the applicable Prospectus Supplement filed in respect of the Warrants. This description will include, where applicable: (i) the number of Warrants offered; (ii) the price, including the currency at which the Warrants will be offered; (iii) the terms, conditions and procedures for the exercise of Warrants for Common Shares or other Securities; (iv) the number of Common Shares or other Securities that may be obtained upon exercise of each Warrant; (v) the designation and terms of any other Securities with which the Warrants will be offered, if any, and the number of Warrants that will be offered with each Security; (vi) the terms applicable to the gross proceeds from the sale of such Warrants; and (vii) any other material terms and conditions of the Warrants.

The preceding description and any description of Warrants in the applicable Prospectus Supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to any Warrant agreement or indenture relating to such Warrants.

Warrant certificates will be exchangeable for new Warrant certificates of different denominations at the office indicated in the applicable Prospectus Supplement. In the case of Warrants which are exercisable to purchase other securities of the Corporation, the holders will not have any of the rights of holders of the securities issuable upon the exercise of the Warrants until the issuance of those securities in accordance with the terms of the Warrants.

DESCRIPTION OF DEBT SECURITIES

The following sets forth certain general terms and provisions of Debt Securities. The particular terms and provisions of any Debt Securities offered, and the extent to which the general terms and provisions described below may apply to such Debt Securities, will be described in a Prospectus Supplement.

Debt Securities will be direct secured or unsecured obligations of the Corporation as described in the applicable Prospectus Supplement. Debt Securities will be senior or subordinated indebtedness of the Corporation as described in the applicable Prospectus Supplement. The senior Debt Securities will rank equal in right of payment to all other unsecured and unsubordinated indebtedness of the Corporation (except for unsecured and unsubordinated indebtedness preferred by mandatory provisions of law). The subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of the senior Debt Securities and all other senior indebtedness of the Corporation.

Debt Securities will be issued under one or more indentures (each a “Debt Indenture”) between the Corporation and a trustee that will be named in the applicable Prospectus Supplement. The Debt Indenture under which any Debt Securities are issued will be specified in the applicable Prospectus Supplement. The statements made hereunder relating to any Debt Indenture and the Debt Securities to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Debt Indenture.

Each Debt Indenture may provide that Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Corporation. The applicable Prospectus Supplement will contain the terms and other information with respect to the Debt Securities being offered thereby, which may include the following:

(a)	the designation, aggregate principal amount and authorized denominations of such Debt Securities;

(b)	the currency in which the Debt Securities may be purchased and the currency in which the principal and any interest is payable (in either case, if other than Canadian dollars);

(c)	any applicable subordination provisions;

(d)	the offering price or the percentage of the principal amount or discount at which such Debt Securities will be issued;

(e)	the date or dates on which such Debt Securities will mature;

(f)	the rate or rates per annum at which such Debt Securities will bear interest (if any), or the method of determination of such interest rates (if any);

(g)	the dates on which any such interest will be payable and the record dates for such payments;

(h)	the name of the trustee under the Debt Indenture pursuant to which the Debt Securities are to be issued;

(i)	any redemption term or terms under which such Debt Securities may be defeased;

(j)	whether such Debt Securities are to be issued in registered form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;

(k)	the place or places where principal, premium (if any) and interest (if any) will be payable;

(l)	any sinking fund provisions;

(m)	whether such Debt Securities will be issued in whole or in part in the form of one or more global securities;

(n)	the identity of the depositary for global securities;

(o)

whether a temporary security is to be issued with respect to such Debt Securities and whether any interest payable prior to the issuance of definitive Debt Securities of such series will be credited to the account of the persons entitled to such interest;

(p)

the terms upon which beneficial interests in a temporary global Debt Security may be exchanged in whole or in part for beneficial interests in a definitive global Debt Security or for individual definitive Debt Securities and the terms upon which such exchanges may be made;

(q)	the securities exchange(s) on which such series of Debt Securities will be listed, if any;

(r)	any terms relating to the modification, amendment or waiver of any terms of such Debt Securities or the Debt Indenture;

(s)	any right of the trustee or the holders to declare the principal, premium (if any) and interest (if any) with respect to such series of Debt Securities to be due and payable;

(t)	the governing law of such Debt Securities and Debt Indenture;

(u)	any provisions relating to any security provided for such Debt Securities;

(v)	any exchange or conversion terms; and

(w)	any other specific terms, including any additional events of default or covenants not inconsistent with the provisions of the applicable indenture.

The Debt Securities may, at our option, be issued in fully registered certificated form or in “book-entry only” form. Debt Securities in registered form will be exchangeable for other Debt Securities of the same series and tenor, registered in the same name, for a like aggregate principal amount in authorized denominations and will be transferable at any time or from time to time at the corporate trust office of the trustee for such Debt Securities.

Debt Securities of a single series may be issued at various times with different maturity dates, may bear interest at different rates and may otherwise vary. This Prospectus does not qualify for issuance Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including, for example, an equity or debt security, a statistical measure of economic or financial performance (including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items).

The preceding description and any description of Debt Securities in the applicable Prospectus Supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the Debt Indenture relating to such Debt Securities.

In the case of Debt Securities which are convertible into other securities of the Corporation, the holders will not have any of the rights of holders of the securities issuable upon the conversion of the Debt Securities until the issuance of those securities in accordance with the terms of the Debt Securities and Debt Indenture.

DESCRIPTION OF UNITS

The Corporation may issue Units, separately or together, with other Securities. The applicable Prospectus Supplement will include details of the Units being offered thereunder. As at the date of this Prospectus, the Corporation has no Units outstanding.

Each Unit will be issued so that the holder of the Unit is also the holder of each Security comprising the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each Security. The following describes the general terms that will apply to any Units that may be offered by the Corporation pursuant to this Prospectus. The terms and provisions of any Units offered under a Prospectus Supplement may differ from the terms described below, and may not be subject to or contain any or all of the terms described below.

The particular terms and provisions of the Units offered under any Prospectus Supplement, and the extent to which the general terms of the Units described in this Prospectus apply to those Units, will be set out in the applicable Prospectus Supplement. This description will include, where applicable: (i) the number of Units offered; (ii) the price or prices, if any, at which the Units will be issued; (iii) the manner of determining the offering price(s) (in the event that the offering is not a fixed price distribution); (iv) the currency in which the Units will be offered; (v) the Securities comprising the Units; (vi) whether the Units will be issued with any other securities and, if so, the amount and terms of such securities; (vii) any minimum or maximum subscription amount; (viii) whether the Units and the Securities comprising the Units are to be issued in registered form, “book-entry only” form, non-certificated inventory system form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof; (ix) any other rights, privileges, restrictions and conditions attaching to the Units or the Securities comprising the Units; and (x) any other material terms or conditions of the Units or the Securities comprising the Units, including whether and under what circumstances the Securities comprising the Units may be held or transferred separately.

OTHER MATTERS RELATING TO THE SECURITIES

General

The Securities may be issued in fully registered certificated form or in book-entry only form.

Certificated Form

Securities issued in certificated form will be registered in the name of the purchaser or its nominee on the registers maintained by our transfer agent and registrar or the applicable trustee.

Book-Entry Only Form

Securities issued in “book-entry only” form must be purchased, transferred or redeemed through participants in a depository service of a depository identified in the Prospectus Supplement for the particular offering of Securities. Each of the underwriters, dealers or agents, as the case may be, named in the Prospectus Supplement will be a participant of the depository. On the closing of a book-entry only offering, we will cause a global certificate or certificates or an electronic deposit representing the aggregate number of Securities subscribed for under such offering to be delivered to or deposited with, and registered in the name of, the depository or its nominee. Except as described below, no purchaser of Securities will be entitled to a certificate or other instrument from us or the depository evidencing that purchaser’s ownership thereof, and no purchaser will be shown on the records maintained by the depository except through a book-entry account of a participant acting on behalf of such purchaser. Each purchaser of Securities will receive a customer confirmation of purchase from the registered dealer from which the Securities are purchased in accordance with the practices and procedures of such registered dealer. The practices of registered dealers may vary, but generally customer confirmations are issued promptly after execution of a customer order. The depository will be responsible for establishing and maintaining book-entry accounts for its participants having interests in the Securities.

If we determine, or the depository notifies us in writing, that the depository is no longer willing or able to discharge properly its responsibilities as depository with respect to the Securities and we are unable to locate a qualified successor, or if we at our option elect, or are required by law, to terminate the book-entry system, then the Securities will be issued in certificated form to holders or their nominees.

Transfer, Conversion or Redemption of Securities

Certificated Form

Transfer of ownership, conversion or redemptions of Securities held in certificated form will be effected by the registered holder of the Securities in accordance with the requirements of our transfer agent and registrar and the terms of the agreement, indenture or certificates representing such Securities, as applicable.

Book-Entry Only Form

Transfer of ownership, conversion or redemptions of Securities held in book-entry only form will be effected through records maintained by the depository or its nominee for such Securities with respect to interests of participants, and on the records of participants with respect to interests of persons other than participants. Holders who desire to purchase, sell or otherwise transfer ownership of or other interests in the Securities may do so only through participants. The ability of a holder to pledge a Security held in book-entry only form or otherwise take action with respect to such holder’s interest in a Security (other than through a participant) may be limited due to the lack of a physical certificate.

Payments and Notices

Certificated Form

Any payment of principal, a redemption amount, a dividend or interest (as applicable) on a Security will be made by us, and any notices in respect of a Security will be given by us, directly to the registered holder of such Security, unless the applicable agreement, indenture or certificate in respect of such Security provides otherwise.

Book-Entry Only Form

Any payment of principal, a redemption amount, a dividend or interest (as applicable) on a Security will be made by us to the depository or its nominee, as the case may be, as the registered holder of the Security and we understand that such payments will be credited by the depository or its nominee in the appropriate amounts to the relevant participants. Payments to holders of Securities of amounts so credited will be the responsibility of the participants.

As long as the depository or its nominee is the registered holder of the Securities, the depository or its nominee, as the case may be, will be considered the sole owner of the Securities for the purposes of receiving notices or payments on the Securities. In such circumstances, our responsibility and liability in respect of notices or payments on the Securities is limited to giving or making payment of any principal, redemption amount, dividend or interest (as applicable) due on the Securities to the depository or its nominee.

Each holder must rely on the procedures of the depository and, if such holder is not a participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights with respect to the Securities.

We understand that under existing industry practices, if we request any action of holders or if a holder desires to give any notice or take any action which a registered holder is entitled to give or take with respect to any Securities issued in book-entry only form, the depository would authorize the participant acting on behalf of the holder to give such notice or to take such action, in accordance with the procedures established by the depository or agreed to from time to time by us, any trustee and the depository. Accordingly, any holder of a Security held in book-entry only form that is not a participant must rely on the contractual arrangement it has directly or indirectly through its financial intermediary with its participant to give such notice or take such action.

We, the underwriters, dealers or agents and any trustee identified in a Prospectus Supplement relating to an offering of Securities in book-entry only form, as applicable, will not have any liability or responsibility for: (i) records maintained by the depository relating to beneficial ownership interest of the Securities held by the depository or the book-entry accounts maintained by the depository; (ii) maintaining, supervising or reviewing any records relating to any such beneficial ownership; or (iii) any advice or representation made by or with respect to the depository and contained in any indenture relating to the rules and regulations of the depository or any action to be taken by the depository or at the directions of the participants.

PLAN OF DISTRIBUTION

We may sell the Securities: (i) to underwriters or dealers purchasing as principal; (ii) directly to one or more purchasers; or (iii) through underwriters, dealers or agents in Canada, the United States and elsewhere where permitted by law, in any case for cash or other consideration. Only those underwriters, dealers or agents named in a Prospectus Supplement will be the underwriters, dealers or agents in connection with the Securities offered thereby.

The Prospectus Supplement relating to a particular offering of Securities will also set out the terms of the offering of the Securities including, to the extent applicable: (i) the name or names of any underwriters, dealers or agents; (ii) any fees, discounts, commissions or other compensation payable to such underwriters, dealers or agents in connection with the offering; (iii) a description of services to be provided by underwriters, dealers or agents in relation to the offering; (iv) the method of distribution of the Securities; and (v) in the event the offering is a fixed price distribution, the initial offering price and the proceeds that we will receive. The distribution of Securities may be effected from time to time in one or more transactions at fixed prices or at market prices prevailing at the time of sale, which prices may vary between purchasers and during the period of distribution of the Securities, including sales in transactions that are deemed to be “at-the-market distributions” in accordance with National Instrument 44-102 – Shelf Distributions (described below). Any public offering price and any discounts or concessions allowed or reallowed or paid to underwriters, dealers or agents may be changed from time to time.

If underwriters purchase Securities as principal, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase those Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities offered by the Prospectus Supplement if any of such Securities are purchased.

The Securities may also be sold directly by us at prices and upon terms agreed to by the purchaser and us, or through underwriters, dealers or agents designated by us from time to time. Any underwriter, dealer or agent involved in the offering and sale of the Securities pursuant to this Prospectus will be named, and any commissions or fees payable by us to that underwriter, dealer or agent will be set out, in the applicable Prospectus Supplement. Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Corporation to indemnification by the Corporation against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments that they may be required to make in respect thereof. Such underwriters, dealers and agents may engage in transactions with, or perform services for, the Corporation in the ordinary course of business.

Underwriters, dealers or agents may make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market distribution” as defined in and subject to limitations imposed by applicable securities laws which includes sales made directly on an existing trading market for our Common Shares, or sales made to or through a market maker other than on an exchange. In connection with any offering of Securities, except with respect to “at-the-market distributions”, underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions may be commenced, interrupted or discontinued at any time. No underwriter, dealer or agent involved in an “at-the-market distribution”, as defined under applicable Canadian securities legislation, no affiliate of such an underwriter, dealer or agent and no person or company acting jointly or in concert with such an underwriter, dealer or agent will over-allot Securities in connection with such distribution or effect any other transactions that are intended to stabilize or maintain the market price of the Securities. The Corporation intends to submit an application with applicable Canadian securities regulatory authorities for exemptive relief if and when it determines to proceed with an “at-the-market distribution” in Canada. Such application will include the specific terms of the proposed “at-the-market distribution”. The Corporation will not complete an “at-the-market distribution” in Canada without first obtaining such exemptive relief.

Unless a Prospectus Supplement provides otherwise, any offering of Preferred Shares, Subscription Receipts, Warrants, Debt Securities or Units will be a new issue of Securities with no established trading market, and unless otherwise specified in the applicable Prospectus Supplement, such Securities will not be listed on any securities exchange. There is no market through which the Preferred Shares, Subscription Receipts, Warrants, Debt Securities (other than the 5.75% Notes) or Units may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus or any Prospectus Supplement. This may affect the pricing of such Securities (other than the 5.75% Notes) in the secondary market, the transparency and availability of trading prices, the liquidity of the Preferred Shares, Subscription Receipts, Warrants, Debt Securities (other than the 5.75% Notes) or Units, and the extent of issuer regulation. See “Risk Factors”. Certain dealers may make a market in the Preferred Shares, Subscription Receipts, Warrants, Debt Securities or Units, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any dealer will make a market in such Securities nor as to the liquidity of the trading market, if any, for such Securities.

This Prospectus does not qualify any securities that would be “specified derivatives” as defined in National Instrument 44-102 – Shelf Distributions.

CERTAIN INCOME TAX CONSIDERATIONS

Applicable Prospectus Supplements may describe certain Canadian and/or United States federal income tax consequences generally applicable to investors arising from purchasing, holding, and disposing of Securities. However, prospective purchasers of Securities are cautioned and advised to consult with their own independent tax advisors and legal counsel as necessary prior to purchasing Securities.

LEGAL MATTERS

Unless otherwise specified in the Prospectus Supplement relating to an offering of Securities, certain Canadian legal matters relating to the offering of such Securities will be passed upon for us by Fasken Martineau DuMoulin LLP and certain United States legal matters, to the extent they are addressed in any Prospectus Supplement, will be passed upon for us by Jenner & Block LLP. In addition, certain legal matters in connection with any offering of Securities may be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents with respect to matters of Canadian and United States law.

INTEREST OF EXPERTS

Except as set out below or in a Prospectus Supplement relating to an offering of Securities, there is no person or company who is named as having prepared or certified a report, valuation, statement or opinion in this Prospectus or an amendment to this Prospectus, either directly or in a document incorporated by reference herein, and whose profession or business gives authority to the report, valuation, statement or opinion made by the person or company.

KPMG LLP is the auditor of the Corporation. KPMG LLP has confirmed that it is independent of the Corporation within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations.

TRANSFER AGENT AND NOTE TRUSTEE

The transfer agent and registrar for our Common Shares is Computershare Investor Services Inc. at its offices in Toronto, Ontario and Montreal, Québec and Computershare Trust Company, N.A. at its principal offices in Louisville, KY.

The Note Trustee for our 5.75% Notes is Computershare Trust Company of Canada at its offices in Montreal, Québec.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the Registration Statement of which this Prospectus is a part insofar as required by Form F-10: (i) the documents listed under the heading “Documents Incorporated by Reference”; (ii) the consent of KPMG LLP; (iii) powers of attorney from certain directors and officers pursuant to which the amendments to the Registration Statement may be signed; and (iv) the Debt Indenture.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

Theratechnologies Inc. (“we”, “us”, “our” or “the corporation”) is subject to the provisions of Chapter VI, Division VII of the Business Corporations Act (Québec) (the “Act”).

Under the Act, we must indemnify a director or officer of the corporation, a former director or officer of the corporation, a mandatary, or any other person who acts or acted at our request as a director or officer of another group, against all costs, charges and expenses reasonably incurred in the exercise of their functions, including an amount paid to settle an action or satisfy a judgment, or arising from any investigative or other proceeding in which the person is involved if (1) the person acted with honesty and loyalty in the interest of the corporation or, as the case may be, in the interest of the other group for which the person acted as director or officer or in a similar capacity at our request; and (2) in the case of a proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that his or her conduct was lawful. We must also advance moneys to such a person for the costs, charges and expenses of a proceeding referred to above. In the event that a court or any other competent authority judges that the conditions set out in (1) and (2) are not fulfilled, we may not indemnify the person and the person must repay to us any moneys advanced for such purposes. Furthermore, we may not indemnify such person if the court determines that the person has committed an intentional or gross fault. In such a case, the person must repay to us any moneys advanced. We may also, with the approval of the court, in respect of an action by or on behalf of us or any other group as referred to above, against such a person, advance the necessary moneys to the person or indemnify the person against all costs, charges and expenses reasonably incurred by the person in connection with the action, if the person fulfills the conditions set out in this paragraph.

In accordance with and subject to the Act, our by-laws provide that we are required to indemnify a director, officer or other mandatary of the corporation, a former director, officer or mandatary of the corporation, or a person who acts or acted at our request as a director or officer of a body corporate of which we are or were a shareholder or creditor, to the extent permitted by the Act, as set forth above.

We maintain directors’ and officers’ liability insurance which insures the directors and officers of the corporation and its subsidiaries against certain losses resulting from any wrongful act committed in their official capacities for which they become obligated to pay, to the extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the corporation pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

II-1

EXHIBITS

Exhibit	Description

4.1

Management proxy circular of the Corporation, dated April 12, 2019 for the annual meeting of shareholders held on May 15, 2019, filed April 18, 2019 (incorporated by reference to Exhibit 99.49 to the Registration Statement on Form 40-F of Theratechnologies Inc., filed on September 27, 2019) (File No. 001-35203).

4.2

Annual information form of the Corporation, dated February 20, 2019 in respect of the fiscal year ended November 30, 2018, filed February 21, 2019 (incorporated by reference to Exhibit 99.38 to the Registration Statement on Form 40-F of Theratechnologies Inc., filed on September 27, 2019) (File No. 001-35203).

4.3

Audited consolidated annual financial statements of the Corporation for the fiscal years ended November 30, 2018 and 2017, together with the notes thereto and the auditors’ report thereon, filed September 27, 2019 (incorporated by reference to Exhibit 99.36 to the Registration Statement on Form 40-F of Theratechnologies Inc., filed on September 27, 2019) (File No. 001-35203).

4.4

Management’s discussion and analysis of the Corporation for the fiscal year ended November 30, 2018, filed February 21, 2019 (incorporated by reference to Exhibit 99.37 to the Registration Statement on Form 40-F of Theratechnologies Inc., filed on September 27, 2019) (File No. 001-35203).

4.5

Unaudited interim consolidated financial statements of the Corporation for the three and nine month periods ended August 31, 2019 and 2018 and as at December 1, 2017, together with the notes thereto, filed October 8, 2019 (incorporated by reference to Exhibit 99.1 to the Form 6-K of Theratechnologies Inc., filed on October 8, 2019) (File No. 001-35203).

4.6

Management’s discussion and analysis of the Corporation for the nine-month period ended August 31, 2019, filed October 8, 2019 (incorporated by reference to Exhibit 99.2 to the Form 6-K of Theratechnologies Inc., filed on October 8, 2019) (File No. 001-35203).

4.7

Material change report dated September 26, 2019 regarding the approval of Trogarzo® by the European Commission in the European Union, filed September 26, 2019 (incorporated by reference to Exhibit 99.71 to the Registration Statement on Form 40-F of Theratechnologies Inc., filed on September 27, 2019) (File No. 001-35203).

4.8	Amendment #2 to Amended and Restated Distribution and Marketing Agreement, dated November 5, 2019, filed on November 15, 2019.

5.1	Consent of KPMG LLP.

5.2*	Consent of Fasken Martineau DuMoulin LLP.

5.3*	Consent of Jenner & Block LLP.

6.1*	Powers of Attorney (included on the signature page of this Registration Statement).

7.1	Form of Indenture.

*	Previously filed.

II-2

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking.

Theratechnologies Inc. undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Securities and Exchange Commission (the “Commission”) staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process.

Concurrently with the filing of this Registration Statement, Theratechnologies Inc. has filed with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

Any change to the name or address of the agent for service of Theratechnologies Inc. shall be communicated promptly to the Commission by an amendment to Form F-X referencing the file number of this Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Theratechnologies Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montreal, Québec, Canada, on November 15, 2019.

THERATECHNOLOGIES INC.

By:	/s/ Luc Tanguay
Name: Luc Tanguay
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on November 15, 2019:

Signature	Title

* Luc Tanguay	President and Chief Executive Officer

* Philippe Dubuc	Senior Vice President and Chief Financial Officer

* Dawn Svoronos	Chair of the Board

* Gérald A. Lacoste	Corporate Director

* Paul Pommier	Corporate Director

* Dale Weil	Corporate Director

* Gary Littlejohn	Corporate Director

* Sheila M. Frame	Corporate Director

*By:	/s/ Luc Tanguay
Name:	Luc Tanguay
Attorney-in-Fact

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of Theratechnologies Inc. in the United States, on November 15, 2019.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

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